                                               Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-60134
PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 17, 2001)

                                 $400,000,000

                                     [LOGO]
                                CSX CORPORATION

                             6.30% Notes due 2012

                                _______________

   The Notes will bear interest at the rate of 6.30% per year. Interest on the Notes is payable on March 15 and September 15 of each year, beginning on September 15, 2002. The Notes will mature on March 15, 2012. We may redeem some or all of the Notes at any time. The redemption prices are discussed under the caption "Description of the Notes -- Optional Redemption."

   The Notes will be senior obligations of our company and will rank equally with all of our other unsecured senior indebtedness.

   CSX will not make application to list the Notes on any securities exchange or to include them in any automated quotation system.

                                _______________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                _______________

                                              Per Note    Total
            -                                 -------- ------------
            Public Offering Price             99.690%  $398,760,000
            Underwriting Discount              0.650%  $  2,600,000
            Proceeds to CSX (before expenses) 99.040%  $396,160,000

   Interest on the Notes will accrue from March 8, 2002 to the date of delivery.

                                _______________

   The underwriters expect to deliver the Notes to purchasers on or about March 8, 2002.

                                _______________

                             Salomon Smith Barney

Credit Suisse First Boston
                            JPMorgan
                                       Mizuho International plc
                                                                 Scotia Capital
Banc One Capital Markets, Inc.
               BNY Capital Markets, Inc.
                              PNC Capital Markets, Inc.
                                             Tokyo-Mitsubishi International plc
                                                            Wachovia Securities
March 5, 2002

   You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

                               -----------------

                               TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
                                          Prospectus Supplement
Special Note Regarding Forward-Looking Statements....................................................  S-3
Where You Can Find More Information..................................................................  S-3
CSX Corporation......................................................................................  S-4
Use of Proceeds......................................................................................  S-5
Ratio of Earnings to Fixed Charges...................................................................  S-5
Description of Notes.................................................................................  S-6
Underwriting......................................................................................... S-11
Legal Matters........................................................................................ S-12

                                                Prospectus
About This Prospectus................................................................................    2
Where You Can Find More Information..................................................................    3
CSX Corporation......................................................................................    4
CSX Capital Trust I..................................................................................    5
Forward-Looking Statements...........................................................................    6
Ratio of Earnings to Fixed Charges...................................................................    6
Use of Proceeds......................................................................................    7
Description of Debt Securities.......................................................................    8
Additional Terms of Subordinated Debt Securities.....................................................   21
Description of Trust Preferred Securities............................................................   23
Description of the Guarantee.........................................................................   32
Relationship Among the Trust Preferred Securities, the Guarantee and the Subordinated Debt Securities
  Held by the Trust..................................................................................   35
Accounting Treatment.................................................................................   35
Description of Capital Stock.........................................................................   36
Description of Depositary Shares.....................................................................   40
Description of Securities Warrants...................................................................   41
Plan of Distribution.................................................................................   42
Legal Opinions.......................................................................................   43
Experts..............................................................................................   43

   This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes we are offering and certain other matters relating to CSX Corporation. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Estimates, forecasts and other forward-looking statements included, or incorporated by reference, in this prospectus are based on many assumptions about complex economic and operating factors with respect to industry performance, general business and economic conditions and other matters that cannot be predicted accurately and that are subject to contingencies over which CSX Corporation has no control. Forward-looking statements are subject to uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in those statements. The words "believe," "expect," "anticipate," "project," and similar expressions signify forward-looking statements.

   Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

   . general economic or business conditions, either nationally or internationally, an increase in fuel prices, a tightening of the labor market or changes in demands of organized labor resulting in higher wages, or increased benefits or other costs or disruption of operations may adversely affect our businesses;

   . legislative or regulatory changes, including possible enactment of initiatives to re-regulate the rail industry, may adversely affect our businesses;

   . possible additional consolidation of the rail industry in the near future may adversely affect our operations and business; and

   .   changes may occur in the securities and capital markets.

   You are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of CSX. Forward-looking statements speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statement.

                      WHERE YOU CAN FIND MORE INFORMATION

   CSX files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows CSX to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. CSX incorporates by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until CSX sells all of the Notes.

   . Annual Report on Form 10-K for the fiscal year ended December 28, 2001 filed with the SEC on March 4, 2002.

   You may request a copy of any filings referred to above, at no cost, by contacting CSX at the following address: Stephen R. Larson, Vice
President--General Counsel and Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219, telephone number 1-804-782-1400.

                                CSX CORPORATION

   CSX, incorporated in Virginia in 1978 and headquartered in Richmond, Virginia, operates the largest rail network in the eastern United States and also provides intermodal transportation services across the United States and into key markets in Canada and Mexico. Our marine operations include a domestic container shipping company and an international terminal services company. CSX's goal, advanced at each of our business units, is to provide efficient, competitive transportation and related services for our customers and to deliver superior value to our shareholders. Unless the context indicates otherwise, references in this prospectus to CSX are to CSX Corporation and our consolidated subsidiaries.

CSX Transportation Inc. ("CSXT")

   CSXT is the largest rail network in the eastern United States, providing rail freight transportation over a network of more than 23,300 route miles in 23 states, the District of Columbia and two Canadian provinces. Headquartered in Jacksonville, Florida, CSXT accounted for 75% of CSX's operating revenue and 78% of operating income in 2001.

CSX Intermodal Inc. ("CSXI")

   CSXI is the nation's only transcontinental intermodal transportation service provider, operating a network of dedicated intermodal facilities across North America. The CSXI network runs approximately 500 dedicated trains between our 49 terminals every week. CSXI accounted for 14% of CSX's operating revenue and 11% of operating income in 2001. CSXI's headquarters are located in Jacksonville, Florida.

CSX Lines LLC

   CSX Lines operates a domestic liner business consisting of a fleet of 16 vessels and 27,000 containers serving the trade between ports on the United States mainland and Alaska, Guam, Hawaii and Puerto Rico. CSX Lines accounted for 8% of CSX's operating revenue and 3% of operating income in 2001. CSX Lines is headquartered in Charlotte, North Carolina.

CSX World Terminals LLC

   CSX World Terminals operates container-freight terminal facilities in Hong Kong, China, Australia, Europe and Latin America. CSX World Terminals accounted for 3% of CSX's operating revenue and 7% of operating income in 2001. CSX World Terminals is headquartered in Charlotte, North Carolina.

Non-Transportation

   Our non-transportation holdings include: the AAA Five-Diamond hotel, The Greenbrier, in White Sulphur Springs, West Virginia; CSX Real Property Inc., which is responsible for sales, leasing and development of CSX-owned properties; and a majority interest in Yukon Pacific Corporation, which is promoting construction of the Trans-Alaska Gas System to transport Alaska's North Slope natural gas to Valdez for export to Asian markets.

                                USE OF PROCEEDS

   CSX expects to use substantially all of the net proceeds from the sale of the Notes to reduce the amount of our outstanding commercial paper and to repay our outstanding 7.05% Debentures due 2002. At March 5, 2002, CSX had approximately $238.5 million of commercial paper outstanding, the weighted average maturity of our outstanding commercial paper was approximately 22.6 days and the weighted average interest rate was approximately 2.03%. The $350 million aggregate principal outstanding of our 7.05% Debentures due 2002 will mature May 1, 2002. The balance, if any, of the net proceeds will be used for general corporate purposes, which may include capital expenditures, working capital requirements, implementation of work force reductions, improvements in productivity and other cost reductions at our major transportation units.

                      RATIO OF EARNINGS TO FIXED CHARGES

   CSX's consolidated ratio of earnings to fixed charges for each of the fiscal periods indicated is as follows:

                                            For the Fiscal Years Ended
                                   --------------------------------------------
                                   Dec. 28, Dec. 29, Dec. 31, Dec. 25, Dec. 26,
                                     2001     2000     1999     1998     1997
                                   -------- -------- -------- -------- --------
Ratio of earnings to fixed charges
  (a)(b)..........................   1.7x     1.4x     1.1x     1.7x     2.5x

--------
(a) For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from operations before income taxes plus interest expense related to indebtedness, amortization of debt discount and the interest portion of fixed rent expense, less undistributed earnings of affiliates accounted for using the equity method. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and the interest portion of fixed rent expense.
(b) Pretax earnings for certain periods include the effects of various non-recurring gains and charges. These items are summarized as follows:
   (1) A pretax loss of $60 million for the proposed settlement of the Company's New Orleans Tank Car Fire litigation.
   (2) A pretax loss of $360 million related to an impairment charge related to the sale of assets comprised of the international liner business of Sea-Land and certain container terminal facilities is included in the year ended December 31, 1999.
   (3) A pretax gain of $27 million from the sale of CSX's investment in Grand Teton Lodge Company, a wholly-owned subsidiary located in Jackson Hole, Wyoming, is included in the year ended December 31, 1999.
   (4) A pretax gain of $154 million primarily from the conveyance of CSX's barge subsidiary to a joint venture is included for the year ended December 25, 1998.
   (5) A restructuring credit of $30 million to reverse a charge taken in 1995 related to a restructuring plan is included for the year ended December 25, 1998.

   Excluding these items, the ratio of earnings to fixed charges for each of the periods indicated below would have been:

                    Fiscal year ended December 29, 2001 1.8x
                    Fiscal year ended December 31, 1999 1.5x
                    Fiscal year ended December 25, 1998 1.4x

                             DESCRIPTION OF NOTES

   Set forth below is a description of the specific terms of the Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying base prospectus under the caption "Description of Debt Securities". The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the base prospectus and the senior indenture. If the description of the Notes in this prospectus supplement differs from the description of the debt securities in the base prospectus, the description in this prospectus supplement supersedes the description in the base prospectus. Capitalized terms used in this Description of Notes that are not defined in this prospectus supplement have the meanings given to them in the base prospectus or the senior indenture.

General

   The Notes will initially be limited to $400,000,000 in aggregate principal amount. The Notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples of $1,000, and will mature on March 15, 2012. The Notes will be issued as a series of senior debt securities under the senior indenture referred to in the accompanying base prospectus. The senior indenture does not limit the amount of other debt that CSX may incur. CSX may, from time to time, without the consent of the holders of Notes, issue other debt securities under the senior indenture in addition to the $400,000,000 aggregate principal amount of the Notes. CSX may also, from time to time, without the consent of the holders, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional debt securities having those similar terms, together with the Notes, will constitute a single series of debt securities under the senior indenture.

   The Notes will bear interest from March 8, 2002, at the annual rate set forth on the cover page of this prospectus supplement, payable semiannually on March 15 and September 15 each year, commencing September 15, 2002, to the persons in whose names the Notes are registered at the close of business on the immediately preceding March 1 and September 1, respectively, whether or not that day is a business day.

   The Notes will be unsecured obligations of CSX and will rank pari passu with all other unsecured and unsubordinated indebtedness of CSX.

   The Notes do not provide for any sinking fund.

   For a description of the rights attaching to each series of debt securities under the senior indenture, see "Description of Debt Securities" in the accompanying prospectus.

   The provisions of the senior indenture described under "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance" in the accompanying base prospectus apply to the Notes.

Limitation on Liens on Stock of CSXT

   The senior indenture provides that neither CSX nor any of our subsidiaries may create or permit any lien of any kind upon any stock or indebtedness, whether owned on the date of the senior indenture or acquired later, of any principal subsidiary, to secure any obligation (other than the senior debt securities) of CSX, any subsidiary or any other person, unless all of the outstanding senior debt securities (and other outstanding debt securities issued from time to time pursuant to the senior indenture) will be directly secured equally and ratably with that obligation. This provision does not restrict any other property of CSX or our subsidiaries. The senior indenture defines "obligation" as indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness; "principal subsidiary" as CSXT; and "subsidiary" as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by CSX or one or more subsidiaries, or by CSX and one or more subsidiaries. The senior indenture does not prohibit the sale by CSX or any subsidiary of any stock or indebtedness of any subsidiary, including any principal subsidiary.

Optional Redemption

   The Notes will be redeemable, in whole or in part, at our option at any time. The redemption price for the Notes to be redeemed will equal the greater of the following amounts, plus, in each case, accrued interest thereon to the redemption date:

    .  100% of the principal amount of such Notes; or

    . as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 20 basis points.

   The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

   "Adjusted Treasury Rate" means, with respect to any redemption date:

    . the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

    . if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for that redemption date.

   The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

   "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of five Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all of those quotations.

   "Independent Investment Banker" means Salomon Smith Barney Inc. and its successors, or if that firm is unwilling or unable to serve in that capacity, an independent investment and banking institution of national standing appointed by us.

    "Reference Treasury Dealer" means:

    . Salomon Smith Barney Inc. and its successors; provided that, if Salomon Smith Barney Inc. ceases to be a primary U.S. Government securities dealer in New York City ("Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

    .  up to four other Primary Treasury Dealers selected by us.

   "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

   We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. If we elect to partially redeem the Notes, the trustee will select in a fair and appropriate manner the Notes to be redeemed.

   Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Book-Entry Notes

   The Notes will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons. Each beneficial interest in a global Note is referred to as a book-entry Note. Each global Note representing book-entry Notes will be deposited with the trustee, as custodian for, and registered in the name of, a nominee of The Depository Trust Company, as depositary, located in the Borough of Manhattan, The City of New York.

   Ownership of beneficial interests in book-entry Notes will be limited to persons who have accounts with the depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in book-entry Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to persons other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair the ability to transfer book-entry Notes.

   So long as the depositary, or its nominee, is the registered owner or holder of a global Note, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by that global Note for all purposes under the senior indenture and the Notes. No beneficial owner of an interest in a global Note will be able to transfer that interest except in accordance with the depositary's applicable procedures, in addition to those provided for under the senior indenture.

   CSX has been advised by the depositary that upon the issuance of global Notes representing book-entry Notes, and the deposit of those global Notes with the depositary, the depositary will immediately credit, on its book-entry registration and transfer system, the respective principal amounts of the book-entry Notes represented by those global Notes to the accounts of participants. The accounts to be credited shall be designated by the underwriters.

   Payments of principal of and any premium and interest on book-entry Notes will be made to the depositary or its nominee, as the case may be, as the registered owner of those Notes. Those payments to the depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of JPMorgan Chase Bank, as paying agent, in the Borough of Manhattan, The City of New York, provided that, in the case of payments of principal and any premium, the global Notes are presented to the paying agent in time for the paying agent to make those payments in immediately available funds in accordance with its normal procedures. None of CSX, the underwriters, the trustee or any agent of CSX, the underwriters or the trustee will have any responsibility or liability for any aspect of the depositary's records or any participant's records relating to or payments made on account of book-entry Notes or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to book-entry Notes.

   Payments of principal of and any premium and interest on book-entry Notes will be made to the depositary or its nominee, as the case may be, as the registered owner of those Notes. Those payments to the depositary or its nominee, as the case may be, will be made in immediately available funds at the offices of JPMorgan Chase Bank, as paying agent, in the Borough of Manhattan, The City of New York, provided that, in the case of payments of principal and any premium, the global Notes are presented to the paying agent in time for the paying agent to make those payments in immediately available funds in accordance with its normal procedures. None of CSX, the underwriters, the trustee or any agent of CSX, the underwriters or the trustee will have any responsibility or liability for any aspect of the depositary's records or any participant's records relating to or payments made on account of book-entry Notes or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to book-entry Notes.

   CSX expects that the depositary or its nominee upon receipt of any payment of principal of or any premium or interest in respect of a global Note, will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global Notes as shown on the records of the depositary or its nominee. CSX also expects that payments by participants to owners of beneficial interests in book-entry Notes held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of those participants.

   Transfers between participants in the depositary will be effected in the ordinary way in accordance with the depositary's rules and will be settled in same-day funds.

   CSX expects that the depositary will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account or accounts the depositary interests in a global Note are credited and only in respect of the portion of the aggregate principal amount of the Notes as to which that participant or participants has or have given that direction. However, if there is an event of default under the Notes, the depositary will exchange the applicable global Note for definitive Notes in registered form, which it will distribute to its participants.

   CSX understands that the depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among participants through electronic book-entry changes in accounts of its participants and certain other organizations, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (or their representatives) own interests in the depositary. Indirect access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Although the depositary is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global Note among participants of the depositary, it is under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time. Neither CSX, the underwriters nor the trustee will have any responsibility for the performance by the depositary or its respective participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

   The global Notes representing book-entry Notes may not be transferred except as a whole by a nominee of the depositary to the depositary or to another nominee of the depository, or by the depository or the nominee to a successor of the depositary or a nominee of the successor.

   The global Notes representing book-entry Notes are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (x) the depositary notifies CSX that it is unwilling or unable to continue as depositary for the global Note or if at any time the depositary ceases to be a Clearing Agency registered under the Exchange Act and a successor depositary is not appointed by CSX within 90 days, (y) CSX in its sole discretion determines that the book-entry Notes will be exchangeable for definitive Notes in registered form or (z) any event has happened and is continuing which, after notice or lapse of time, or both, would become an event of default with respect to the Notes. Any global Note representing book-entry Notes that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in denominations of U.S. $1,000 and integral multiples of U.S. $1,000. Upon the exchange of a global Note for definitive Notes, that global Note will be canceled by the trustee and the definitive Notes will be registered in the names and in the authorized denominations as the depositary, pursuant to instructions from its participants, any indirect participants or otherwise, instruct the trustee. The trustee will deliver those Notes to the persons in whose names those Notes are registered and will recognize those persons as the holders of those Notes.

   Except as provided above, owners of book-entry Notes will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the holders of those Notes for any purpose under the senior indenture, and no global Note representing book-entry Notes will be exchangeable, except for another global Note of like denomination and tenor to be registered in the name of the depositary or its nominee. Accordingly, each person owning a book-entry Note must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under that global Note or the senior indenture. The senior indenture provides that the depositary, as a holder, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the senior indenture. CSX understands that under existing industry practices, if CSX requests any action of holders or an owner of a book-entry Note desires to give or take any action a holder is entitled to give or take under the senior indenture, the depositary would authorize the participants owning the relevant book-entry Notes to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

                                 UNDERWRITING

   Salomon Smith Barney Inc. is acting as representative of the underwriters named below.

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter's name.

                                          Principal Amount
   Underwriter                                of Notes
   -----------                            ----------------
Salomon Smith Barney Inc.................   $200,000,000
Credit Suisse First Boston Corporation...     28,000,000
J.P. Morgan Securities Inc...............     28,000,000
Mizuho International plc.................     28,000,000
Scotia Capital (USA) Inc.................     28,000,000
Banc One Capital Markets, Inc............     24,000,000
BNY Capital Markets, Inc.................     16,000,000
PNC Capital Markets, Inc.................     16,000,000
Tokyo-Mitsubishi International plc.......     16,000,000
First Union Securities, Inc..............     16,000,000
                                            ------------
   Total.................................   $400,000,000
                                            ============

   First Union Securities, Inc., one of the underwriters, is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank broker-dealer and nonbank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the securities offered by this prospectus.

   The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the Notes.

   The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representative may change the public offering price and concessions.

   The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

                                                           Paid by CSX
                                                           ----------
         Per Note.........................................   0.650%

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

   The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   We estimate that our total expenses (excluding underwriting discounts and commissions) for this offering will be approximately $250,000.

   The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Certain of the underwriters or their affiliates engage in commercial lending activities with us and are lenders under CSX's bank credit facilities. J.P. Morgan Securities Inc. is an affiliate of the trustee.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

   Certain legal matters in connection with the offering of the Notes will be passed upon for CSX by McGuireWoods LLP, Richmond, Virginia, and for the underwriters by Shearman & Sterling, New York, New York. Robert L. Burrus, Jr., a partner of McGuireWoods LLP, is a director of CSX. As of March 5, 2002, lawyers of McGuireWoods LLP owned approximately 20,000 shares of CSX common stock.

PROSPECTUS

$1,000,000,000

[LOGO]

    CSX
CORPORATION

One James Center
901 East Cary Street
Richmond, Virginia 23219
(804) 782-1400

DEBT SECURITIES, TRUST PREFERRED SECURITIES (AND RELATED GUARANTEE AND AGREEMENT AS TO EXPENSES AND LIABILITIES), COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES AND SECURITIES WARRANTS

                               -----------------

   We may sell from time to time, in one or more offerings:

       .  debt securities

       . trust preferred securities, related guarantee and agreement as to expenses and liabilities

       .  common stock

       .  preferred stock

       .  depositary shares

       .  warrants for debt securities, common stock or preferred stock

                               -----------------

   The total offering price of these securities, in the aggregate, will not exceed $1,000,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 17, 2001.

                               TABLE OF CONTENTS

About This Prospectus.....................................................................  2

Where You Can Find More Information.......................................................  3

CSX Corporation...........................................................................  4

CSX Capital Trust I.......................................................................  5

Forward-Looking Statements................................................................  6

Ratio of Earnings to Fixed Charges........................................................  6

Use of Proceeds...........................................................................  7

Description of the Debt Securities........................................................  8

Additional Terms of Subordinated Debt Securities.......................................... 21

Description of Trust Preferred Securities................................................. 23

Description of the Guarantee.............................................................. 32

Relationship Among the Trust Preferred Securities, the Guarantee and the Subordinated Debt
  Securities Held by the Trust............................................................ 35

Accounting Treatment...................................................................... 35

Description of Capital Stock.............................................................. 36

Description of Depositary Shares.......................................................... 40

Description of Securities Warrants........................................................ 41

Plan of Distribution...................................................................... 42

Legal Opinions............................................................................ 43

Experts................................................................................... 43

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a shelf registration statement that CSX Corporation filed with the Securities and Exchange Commission. Under the shelf registration statement, CSX may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to the registration statement and the documents we incorporate by reference contain the full text of certain contracts and other important documents summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities CSX may offer, you should review the full text of those documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

   This prospectus provides you with a general description of the securities CSX may offer. Each time CSX sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

   CSX files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows CSX to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. CSX incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until CSX sells all of the securities.

   .   Annual Report on Form 10-K for the fiscal year ended December 29, 2000;

   . Quarterly Report on Form 10-Q and Form 10-Q/A for the fiscal quarter ended March 30, 2001;

   . Current Reports on Form 8-K filed with the SEC on January 31, 2001, March 12, 2001 and May 4, 2001; and

   . The description of CSX common stock contained in our Registration Statement on Form 8-B (File No. 1-8022) filed with the SEC on September 25, 1980; and the description of the Rights (described below) contained in our Registration Statement on Form 8-A (File No.1-8022) filed with the SEC on May 29, 1998 and Form 8-A/A (File No. 1-8022) filed with the SEC on June 28, 2000.

   You may request a copy of any filings referred to above, at no cost, by contacting CSX at the following address: Alan A. Rudnick, Vice
President--General Counsel and Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219, telephone number (804) 782-1400.

   You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. CSX has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. CSX will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information CSX previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                CSX CORPORATION

   CSX, incorporated in Virginia in 1978 and headquartered in Richmond, Virginia, operates the largest rail network in the eastern United States and also provides intermodal, domestic container shipping and international terminal services. CSX's goal, advanced at each of our business units, is to provide efficient, competitive transportation and related services for our customers and to deliver superior value to our shareholders. Unless the context indicates otherwise, references in this prospectus to CSX are to CSX Corporation and our consolidated subsidiaries.

CSX Transportation Inc. ("CSXT")

   CSXT is the largest rail network in the eastern United States, providing rail freight transportation over a network of more than 23,400 route miles in 23 states, the District of Columbia and two Canadian provinces. Headquartered in Jacksonville, Florida, CSXT accounted for 74% of CSX's operating revenue and 76% of operating income in 2000.

CSX Intermodal Inc. ("CSXI")

   CSXI is the nation's only transcontinental intermodal transportation service provider, operating a network of dedicated intermodal facilities across North America. The CSXI network runs approximately 500 dedicated trains between our 48 terminals every week. CSXI accounted for 14% of CSX's operating revenue and 12% of operating income in 2000. CSXI's headquarters are located in Jacksonville, Florida.

CSX Lines LLC

   CSX Lines was formed in 1999 to operate the domestic liner business of Sea-Land Service, Inc. ("Sea-Land"), consisting of a fleet of 16 vessels and 27,000 containers serving the trade between ports on the United States mainland and Alaska, Guam, Hawaii and Puerto Rico. The domestic container-shipping business was retained by CSX when Sea-Land's international container-shipping operations were sold to A.P. Moller-Maersk Line ("Maersk") in December 1999. CSX Lines accounted for 8% of CSX's operating revenue and broke even on operating income in 2000. CSX Lines is headquartered in Charlotte, North Carolina.

CSX World Terminals LLC

   CSX World Terminals, formed in 1999, operates container-freight terminal facilities at 12 locations in Hong Kong, China, Australia, Europe and the Dominican Republic. These operations also were retained by CSX when Sea-Land's international liner business was sold to Maersk. CSX World Terminals accounted for 4% of CSX's operating revenue and 9% of operating income in 2000. CSX World Terminals is headquartered in Charlotte, North Carolina.

Non-Transportation

   Our non-transportation holdings include: the AAA Five-Diamond hotel, The Greenbrier, in White Sulphur Springs, West Virginia; CSX Real Property Inc., which is responsible for sales, leasing and development of CSX-owned properties; and a majority interest in Yukon Pacific Corporation, which is promoting construction of the Trans-Alaska Gas System to transport Alaska's North Slope natural gas to Valdez for export to Asian markets.

                              CSX CAPITAL TRUST I

   CSX Capital Trust I (the "Trust") is a statutory business trust newly formed under Delaware law by us, as sponsor for the Trust, and Chase Manhattan Bank USA, National Association, who will serve as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. The trust agreement for the Trust will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Trust are initially issued. The amended trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The Trust exists for the exclusive purposes of:

   . issuing two classes of trust securities, trust preferred securities and trust common securities, which together represent undivided beneficial interests in the assets of the Trust;

   . investing the gross proceeds of the trust securities in our subordinated debt securities;

   .   making distributions; and

   . engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

   Subordinated debt securities of CSX will be the sole assets of the Trust, and our payments under those subordinated debt securities and the agreement as to expenses and liabilities will be the sole revenue of the Trust. No separate financial statements of the Trust are included in this prospectus. CSX considers that those financial statements would not be material to holders of the trust preferred securities because the Trust has no independent operations and the purpose of the Trust is as described above. The Trust is not required to file annual, quarterly or special reports with the SEC.

   The principal place of business of the Trust will be c/o CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219, telephone number (804) 782-1400.

                          FORWARD-LOOKING STATEMENTS

   This prospectus, including documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Estimates, forecasts and other forward-looking statements included, or incorporated by reference, in this prospectus are based on many assumptions about complex economic and operating factors with respect to industry performance, general business and economic conditions and other matters that cannot be predicted accurately and that are subject to contingencies over which CSX has no control. Forward-looking statements are subject to uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in those statements. The words "believe," "expect," "anticipate," "project," and similar expressions signify forward-looking statements.

   Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

   . costs and operating difficulties related to the integration of the Conrail rail system may not be eliminated or resolved within the time frame currently anticipated and revenue and cost synergies expected from the integration of Conrail may not be fully realized or realized within the time frame anticipated;

   . general economic or business conditions, either nationally or internationally, an increase in fuel prices, a tightening of the labor market or changes in demands of organized labor resulting in higher wages, or increased benefits or other costs or disruption of operations may adversely affect our businesses;

   . legislative or regulatory changes, including possible enactment of initiatives to re-regulate the rail industry, may adversely affect our businesses;

   . possible additional consolidation of the rail industry in the near future may adversely affect our operations and business; and

   .   changes may occur in the securities and capital markets.

   You are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of CSX. Forward-looking statements speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statement.

                      RATIO OF EARNINGS TO FIXED CHARGES

   CSX's consolidated ratio of earnings to fixed charges for each of the fiscal periods indicated is as follows:

                                     For the Three
                                     Months Ended             For the Fiscal Years Ended
                                   ----------------- --------------------------------------------
                                   Mar. 30, Mar. 31, Dec. 29, Dec. 31, Dec. 25, Dec. 26, Dec. 27,
                                     2001     2000     2000     1999     1998     1997     1996
                                   -------- -------- -------- -------- -------- -------- --------
Ratio of earnings to fixed charges
  (a)(b)(c)(d)....................   1.2x     1.1x     1.4x     1.1x     1.7x     2.5x     3.9x

--------
(a) For purposes of computing the ratio of earnings to fixed charges, earnings represent earnings from operations before income taxes plus interest expense related to indebtedness, amortization of debt discount, the interest portion of fixed rent expense, and undistributed earnings of affiliates accounted for using the equity method. Fixed charges include interest on indebtedness (whether expensed or capitalized), amortization of debt discount and the interest portion of fixed rent expense.

(b) The year ended December 27, 1996 was prior to the acquisition of CSX's interests in Conrail Inc. and therefore does not include the increased interest expense incurred by CSX subsequent to that transaction.
(c) All periods' calculations have been restated to exclude from earnings the activities of CSX's contract logistics segment which was sold in September 2000.
(d) Pretax earnings for certain periods include the effects of various non-recurring gains and charges. These items are summarized as follows:
   (1) A pretax loss of $360 million related to an impairment charge related to the sale of assets comprised of the international liner business of Sea-Land and certain container terminal facilities is included in the year ended December 31, 1999.
   (2) A pretax gain of $27 million from the sale of CSX's investment in Grand Teton Lodge Company, a wholly-owned subsidiary located in Jackson Hole, Wyoming is included in the year ended December 31, 1999.
   (3) A pretax gain of $154 million primarily from the conveyance of CSX's barge subsidiary to a joint venture is included for the year ended December 25, 1998.
   (4) A restructuring credit of $30 million to reverse a charge taken in 1995 related to a restructuring plan is included for the year ended December 25, 1998.

   Excluding these items, the ratio of earnings to fixed charges for each of the periods indicated below would have been:

          Fiscal year ended December 31, 1999             1.5x
          Fiscal year ended December 25, 1998             1.4x

                                USE OF PROCEEDS

   CSX will use the net proceeds from the sale of the securities for general corporate purposes, which may include reduction or refinancing of outstanding indebtedness, capital expenditures, working capital requirements, implementation of work force reductions, improvements in productivity and other cost reductions at our major transportation units, and redemptions and repurchases of certain outstanding securities. CSX has not specifically allocated the proceeds to those purposes as of the date of this prospectus. The precise amount and timing of the application of proceeds from the sale of securities will depend upon the funding requirements of CSX and the availability and cost of other funds at the time of the sale. Allocation of the proceeds of a particular series of securities, or the principal reasons for the offering if no allocation has been made, will be described in the applicable prospectus supplement.

                        DESCRIPTION OF DEBT SECURITIES

   CSX may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities will be either senior unsecured obligations or subordinated unsecured obligations of CSX. Senior debt securities will be issued under a senior indenture dated as of August 1, 1990 between CSX and The Chase Manhattan Bank, as trustee, as supplemented by a First Supplemental Indenture dated as of June 15, 1991, a Second Supplemental Indenture dated as of May 6, 1997 and a Third Supplemental Indenture dated as of April 22, 1998, as further supplemented and amended from time to time. Subordinated debt securities will be issued under a subordinated indenture to be entered into between CSX and The Chase Manhattan Bank, as trustee, as further supplemented and amended from time to time. Copies of the senior indenture and a form of the subordinated indenture have been incorporated by reference in, or filed as exhibits to, the registration statement of which this prospectus is a part. The senior indenture and the subordinated indenture are sometimes referred to collectively as the "indentures". The trustee under the senior indenture and the trustee under the subordinated indenture are sometimes referred to collectively as the "trustees".

   The summary of certain provisions of the indentures and the debt securities set forth below and the summary of certain terms of a particular series of debt securities set forth in the applicable prospectus supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the indentures, which provisions of the indentures (including defined terms) are incorporated in this description of debt securities by reference.

   The debt securities may be issued from time to time in one or more series of senior debt securities and one or more series of subordinated debt securities. Neither indenture limits the aggregate principal amount of debt securities that may be issued under it and provides that debt securities of any series may be issued under that indenture up to an aggregate principal amount that may be authorized from time to time by CSX. The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officer's certificate or by a supplemental indenture. The following description of debt securities summarizes certain general terms and provisions of the series of debt securities to which any prospectus supplement may relate. The particular terms of each series of debt securities offered by a prospectus supplement or prospectus supplements will be described in the prospectus supplement or prospectus supplements relating to that series.

   Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars.

General

   The prospectus supplement for a particular series of debt securities will describe the specific terms of that series, including (where applicable):

   .   the title of the debt securities;

   .   any limit on the aggregate principal amount of the debt securities;

   . whether the debt securities are to be issuable as registered debt securities or bearer debt securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

   . the price or prices (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

   .   the date or dates on which the debt securities will mature;

   . the rate or rates per annum at which the debt securities will bear interest, if any, or the formula pursuant to which the rate or rates will be determined, and the date or dates from which interest will accrue;

   . the interest payment dates on which interest on the debt securities will be payable and the regular record date for any interest payable on any registered debt securities on any interest payment date;

   . the person to whom any interest on any registered debt securities of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for that interest, the manner in which, or the person to whom, any interest on any bearer debt security of the series will be payable, if otherwise than upon presentation and surrender of the applicable coupons, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date will be paid if other than in the manner provided in the relevant indenture and the extent to which, or the manner in which, any interest payable on a permanent global debt security on an interest payment date will be paid;

   . each office or agency where, subject to the terms of the indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the debt securities will be payable and each office or agency where, subject to the terms of the indenture as described below under "Form, Exchange, Registration and Transfer," the debt securities may be presented for registration of transfer or exchange;

   . the period or periods within which and the price or prices at which the debt securities may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, at our option and the other detailed terms and conditions of any optional redemption provisions;

   . the obligation, if any, of CSX to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of the holder of the debt securities and the period or periods within which and the price or prices at which the debt securities will be redeemed or purchased, in whole or in part, pursuant to that obligation, and the other detailed terms and conditions of that obligation;

   . the denominations in which any registered debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which bearer debt securities will be issuable, if other than denominations of $5,000;

   . the currency or currencies, including currency units, in which payment of principal of and any premium and interest on the debt securities will be payable if other than U.S. dollars and the ability, if any, of CSX or the holders of the debt securities to have payments made in any currency other than those in which the debt securities are stated to be payable;

   . whether the amount of payments of principal of, premium, if any, and interest, if any, on the debt securities may be determined with reference to an index and the manner in which those amounts will be determined;

   . the portion of the principal amount of the debt securities which shall be payable upon acceleration if other than the full principal amount;

   . any limitation on the application of the terms of the indenture described below under "Discharge, Defeasance and Covenant Defeasance";

   . the terms, if any, upon which the debt securities may be convertible into or exchangeable for other securities;

   . whether the debt securities will be senior debt securities or subordinated debt securities; and

   . any other terms of the debt securities not inconsistent with the provisions of the relevant indenture.

   The prospectus supplement will also describe any special provisions for the payment of additional amounts relating to specified taxes, assessments or other governmental charges in respect of the debt securities of that series and whether CSX has the option to redeem the affected debt securities rather than pay those additional amounts.

   As used in this prospectus and any prospectus supplement relating to the offering of any debt securities, references to the principal of and premium, if any, and interest, if any, on the debt securities will be deemed to include mention of the payment of additional amounts, if any, required by the terms of the debt securities.

   If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to those debt securities and that currency will be specified in the related prospectus supplement.

   Debt securities of a series may also be issued under the indenture upon the exercise of debt warrants issued by CSX. See "Description of Debt Warrants."

   The indentures do not contain any provisions that may afford the holders of debt securities of any series protection in the event of a highly leveraged transaction or other transaction that may occur in connection with a takeover attempt resulting in a decline in the credit rating of the debt securities. Those provisions, if applicable to the debt securities of any series, will be described in the related prospectus supplement.

Form, Exchange, Registration and Transfer

   Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indentures, however, provide that CSX may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer debt securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than offices located outside the United States of certain United States financial institutions. Purchasers of bearer debt securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Those procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer debt securities. Unless otherwise indicated in an applicable prospectus supplement or prospectus supplements, bearer debt securities will have interest coupons attached. The indentures also will provide that debt securities of a series may be issuable in temporary or permanent global form. See "Global Debt Securities."

   At the option of the holder, subject to the terms of the relevant indenture, registered debt securities of any series will be exchangeable for other registered debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both registered debt securities and bearer debt securities, at the option of the holder, subject to the terms of the relevant indenture, bearer debt securities (with all unmatured coupons, except as provided below, and with all matured coupons in default) of that series will be exchangeable for registered debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer debt securities surrendered in exchange for registered debt securities between a regular record date or a special record date and the relevant date for payment of interest shall be surrendered without the coupon relating to that date for payment of

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

interest and interest will not be payable in respect of the registered debt security issued in exchange for that bearer debt security, but will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Registered debt securities, including registered debt securities received in exchange for bearer debt securities, may not be exchanged for bearer debt securities. Each bearer debt security and coupon will bear a legend to the following effect:

   "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

   Debt securities may be presented for exchange as provided above, and registered debt securities may be presented for registration of transfer (with the form of transfer duly executed), at the office of the security registrar or at the office of any transfer agent designated by CSX for that purpose with respect to any series of debt securities and referred to in an applicable prospectus supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the relevant indenture. The transfer or exchange will be effected upon the records of the security registrar or the transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. CSX has appointed the trustee as security registrar. If a prospectus supplement refers to any transfer agent (in addition to the security registrar) initially designated by CSX with respect to any series of debt securities, CSX may at any time rescind the designation of that transfer agent or approve a change in the location through which that transfer agent acts, except that, if debt securities of a series are issuable solely as registered debt securities, CSX will be required to maintain a transfer agent in each place of payment for that series and, if debt securities of a series are issuable as bearer debt securities, CSX will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for that series located outside the United States and its possessions. CSX may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any partial redemption, CSX will not be required to

   . issue, register the transfer of or exchange any debt security during a period beginning at the opening of business 15 days before any selection for redemption of debt securities of like tenor and of the series of which that debt security is a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of debt securities of like tenor and of the series to be redeemed;

   . register the transfer of or exchange any registered debt security so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

   . exchange any bearer debt security so selected for redemption, except to exchange that bearer debt security for a registered debt security of that series and like tenor which is immediately surrendered for redemption.

Payment and Paying Agents

   Unless otherwise indicated in an applicable prospectus supplement, principal of and any premium and interest on bearer debt securities will be payable, subject to any applicable laws and regulations, at the offices of paying agents outside the United States and its possessions that CSX may designate from time to time or, at the option of the holder, by check or by transfer to an account maintained by the payee with a financial institution located outside the United States and its possessions. Unless otherwise indicated in an applicable prospectus supplement, payment of interest on a bearer debt security on any interest payment date will be made only against surrender to the paying agent of the coupon relating to that interest payment date. No payment with respect to any bearer debt security will be made at any office or agency of CSX in the United States or its possessions or by check mailed to any address in the United States or its possessions or by transfer to any account maintained with a financial institution located in the United States or its possessions. However, payments of principal of and any premium and interest on bearer debt securities denominated and payable in U.S. dollars will be made at the office of the paying agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States and its possessions is illegal or effectively precluded by exchange controls or other similar restrictions.

   Unless otherwise indicated in an applicable prospectus supplement, principal of and any premium and interest on registered debt securities will be payable, subject to any applicable laws and regulations, at the office of the paying agent or paying agents that CSX may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to that payment as that address appears in the security register. Unless otherwise indicated in an applicable prospectus supplement, payment of interest on a registered debt security on any interest payment date will be made to the person in whose name that registered debt security (or predecessor debt security) is registered at the close of business on the regular record date for that interest.

   Unless otherwise indicated in an applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be designated as a paying agent for CSX for payments with respect to debt securities of each series which are issuable solely as registered debt securities and as a paying agent for payments with respect to debt securities of each series (subject to the limitations described above in the case of bearer debt securities) which are issuable solely as bearer debt securities or as both registered debt securities and bearer debt securities. Any paying agents outside the United States and its possessions and any other paying agents in the United States or its possessions initially designated by CSX for the debt securities of each series will be named in the applicable prospectus supplement. CSX may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that if debt securities of a series are issuable solely as registered debt securities, CSX will be required to maintain a paying agent in each place of payment for that series and, if debt securities of a series are issuable as bearer debt securities, CSX will be required to maintain

   . a paying agent in the Borough of Manhattan, The City of New York for payments with respect to any registered debt securities of the series (and for payments with respect to bearer debt securities of the series in the circumstances described above, but not otherwise), and

   . a paying agent in a place of payment located outside the United States and its possessions where debt securities of that series and any related coupons may be presented and surrendered for payment;

provided, however, that if the debt securities of that series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and its possessions and that stock exchange requires CSX to do so, CSX will maintain a paying agent in London, Luxembourg or any other required city located outside the United States and its possessions, as the case may be, for the debt securities of that series.

   All moneys paid by CSX to a paying agent for the payment of the principal of and any premium or interest on any debt security of any series which remain unclaimed at the end of two years after that principal, premium or interest has become due and payable will be repaid to CSX and the holder of that debt security or any related coupon will after that time look only to CSX for payment of that principal, premium or interest.

Ranking of Debt Securities; Holding Company Structure

   The senior debt securities will be unsecured unsubordinated obligations of CSX and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of CSX. The subordinated debt securities will be unsecured obligations of CSX and will be subordinated in right of payment to all existing and future senior indebtedness (as defined below) of CSX. See "Additional Terms of Subordinated Debt Securities--Subordination."

   The debt securities are obligations exclusively of CSX. CSX is a holding company, substantially all of whose consolidated assets are held by our subsidiaries. Accordingly, the cash flow of CSX and the consequent ability to service our debt, including the debt securities, are largely dependent upon the earnings of those subsidiaries.

   Because CSX is a holding company, the debt securities will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations of CSX's subsidiaries. Therefore, CSX's rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of that subsidiary's creditors, except to the extent that CSX may itself be a creditor with recognized claims against the subsidiary, in which case the claims of CSX would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that held by CSX. Although certain debt instruments to which CSX and our subsidiaries are parties impose limitations on the incurrence of additional indebtedness, both CSX and our subsidiaries retain the ability to incur substantial additional indebtedness and lease and letter of credit obligations.

Global Debt Securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form, a global debt security may not be transferred except as a whole by the depositary for that global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

   The specific terms of the depositary arrangement with respect to a series of global debt securities and certain limitations and restrictions relating to a series of global bearer debt securities will be described in the prospectus supplement relating to that series.

Redemption and Repurchase

   The debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

   The terms, if any, on which debt securities of any series are convertible into or exchangeable for our common stock, preferred stock, depositary shares or other debt securities will be set forth in the applicable prospectus supplement. Those terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

Certain Covenants and Agreements of CSX

   The indentures do not limit the amount of indebtedness or lease obligations that may be incurred by CSX and our subsidiaries. The indentures do not contain provisions that would give holders of the debt securities the right to require CSX to repurchase their debt securities in the event of a decline in the credit rating of our debt securities resulting from a takeover, recapitalization or similar restructuring.

  Covenant in the Senior Indenture--Limitation on Liens on Stock of Our Principal Subsidiaries.

   The following covenant will be applicable to senior debt securities but not to subordinated debt securities. The senior indenture provides that CSX may not, nor may it permit any subsidiary to, create, assume, incur or suffer to exist any mortgage, pledge, lien, encumbrance, charge or security interest of any kind upon any stock or indebtedness, whether owned on the date of the senior indenture or acquired later, of any principal subsidiary, to secure any obligation (other than the senior debt securities) of CSX, any subsidiary or any other person, unless all of the outstanding senior debt securities (and other outstanding debt securities issued from time to time pursuant to the senior indenture) will be directly secured equally and ratably with that obligation. This provision does not restrict any other property of CSX or our subsidiaries. The senior indenture defines "obligation" as indebtedness for money borrowed or indebtedness evidenced by a bond, note, debenture or other evidence of indebtedness; "principal subsidiary" as CSXT and SL Service, Inc.; and "subsidiary" as a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by CSX or one or more subsidiaries, or by CSX and one or more subsidiaries. The indentures do not prohibit the sale by CSX or any subsidiary of any stock or indebtedness of any subsidiary, including any principal subsidiary.

  Provision in Both Indentures--Consolidation, Merger and Sale of Assets.

   The following provision will be applicable to both senior debt securities and subordinated debt securities. Each indenture provides that CSX may, without the consent of the holders of any of the outstanding debt securities of a series, consolidate with, merge into or transfer our assets substantially as an entirety to any corporation organized under the laws of any domestic or foreign jurisdiction, provided that

   . the successor corporation assumes, by a supplemental indenture, CSX's obligations on the debt securities of each series and under the indenture,

   . after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default will have occurred and be continuing, and

   . CSX delivers to the relevant trustee an officer's certificate and an opinion of counsel each stating that the transaction and supplemental indenture, if any, comply with the applicable article of the indenture and that all conditions precedent in the indenture relating to the transaction have been complied with.

Events of Default

   An "event of default" with respect to the debt securities of any series is defined in the relevant indenture as being a:

   . failure to pay principal of or any premium on any of the debt securities of that series when due;

   . failure to pay any interest on any debt security of that series when due, continued for 30 days;

   . failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

   . failure to perform any other covenant of CSX in the relevant indenture (other than a covenant included in that indenture solely for the benefit of series of debt securities other than that series) continued for 90 days after written notice as provided in the indenture;

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

   .   certain events of bankruptcy, insolvency or reorganization of CSX; or

   . any other event of default provided with respect to debt securities of that series.

   No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. Each indenture provides that the trustee may withhold notice to the holders of the debt securities of any series of the occurrence of a default with respect to the debt securities of that series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the trustee considers it in the interest of the holders to do so.

   Subject to the provisions of the Trust Indenture Act requiring each trustee, during an event of default under the relevant indenture, to act with the requisite standard of care, and to the provisions of the relevant indenture relating to the duties of the trustee in case an event of default occurs and is continuing, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series or any related coupons unless those holders offer to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the relevant trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of that series.

   If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the relevant trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal of all those outstanding debt securities to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made but before a judgment or decree for payment of money due has been obtained by the relevant trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due as a result of acceleration) have been made and all events of default have been cured or waived.

   No holder of any debt securities of any series or any related coupons will have any right to institute any proceeding with respect to the relevant indenture or for any remedy under the indenture, unless that holder has previously given to the relevant trustee written notice of a continuing event of default with respect to debt securities of that series, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the relevant trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of an outstanding debt security of that series for enforcement of payment of the principal of, or any premium or interest on, that debt security on or after the respective due dates expressed in that debt security.

   CSX is required to furnish to the relevant trustee annually a statement as to performance or fulfillment of covenants, agreements or conditions in the relevant indenture and as to the absence of default.

Meetings, Modification and Waiver

   Each indenture contains provisions permitting CSX and the relevant trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series issued under that indenture and affected by a modification or amendment (voting as one class), to modify or amend any of the provisions of that indenture or of those debt securities or the rights of the holders of those debt securities under that indenture, provided that no modification or amendment will, without the consent of each holder of each outstanding debt security affected by that modification or amendment:

   . change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of or the rate of interest on or any premium payable upon the redemption of any debt security, or change any obligation of CSX to pay additional amounts (except as contemplated and permitted by the indenture), or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of that security or change the coin or currency in which any debt security or any premium or interest on any debt security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date),

   . reduce the percentage in principal amount of the debt securities, the consent of the holders of which is required for any modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of the debt securities,

   . change any obligation of CSX to maintain an office or agency in the places and for the purposes required by the indenture,

   . solely in the case of the subordinated indenture, modify any of the provisions of the subordinated indenture relating to subordination of the subordinated debt securities or the definition of senior indebtedness in a manner adverse to the holders of the subordinated debt securities, or

   . modify any of the above provisions (except as permitted by the indenture).

   Each indenture also contains provisions permitting CSX and the relevant trustee, without the consent of the holders of the debt securities issued under the indenture, to modify or amend the indenture in order, among other things:

   . to add any additional events of default or add to the covenants of CSX for the benefit of the holders of all or any series of debt securities issued under the indenture;

   .   to establish the form or terms of debt securities of any series;

   . to cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of any debt securities issued under the indenture in any material respect; or

   . to change or eliminate any of the provisions of the indenture, provided that the change or elimination will become effective only when there is no debt security outstanding of any series issued under the indenture created prior to the execution of the supplemental indenture which is entitled to the benefit of that provision.

   The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, compliance by CSX with certain restrictive provisions of the indenture, including the covenant described above under "--Certain Covenants and Agreements of CSX--Covenant in the Senior Indenture--Limitation on Liens on Stock of Our Principal Subsidiaries." The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of all holders of debt securities of that series and any related coupons, waive any past default under the indenture with respect to debt securities of that series, except a default (a) in the payment of principal of or any premium or interest on any debt security of that series or (b) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected.

   Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under that indenture or are present at a meeting of holders of debt securities for quorum purposes,

  (1) the principal amount of an original issue discount debt security that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of the date of the determination upon acceleration of the maturity thereof,

  (2) the principal amount of a debt security denominated in a foreign currency or currency unit will be the U.S. dollar equivalent, determined as of the date of original issuance of that debt security, of the principal amount of that debt security or, in the case of an original issue discount debt security, the U.S. dollar equivalent, determined as of the date of original issuance of that debt security, of the amount determined as provided in (1) above and

  (3) any debt security owned by CSX or any other obligor on that debt security or any affiliate of CSX or other obligor will be deemed not to be outstanding.

   Each indenture contains provisions for convening meetings of the holders of debt securities of any or all series. A meeting may be called at any time by the relevant trustee, and also, upon request, by CSX or the holders of at least 10% in aggregate principal amount of the outstanding debt securities of that series, in each case upon notice given in accordance with "Notices" below and the provisions of the relevant indenture. Except for any consent which must be given by the holder of each outstanding debt security that would be affected as described above, any resolution presented at a meeting, or adjourned meeting duly reconvened, at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except for any consent which must be given by the holder of each outstanding debt security that would be affected, as described above, any resolution with respect to any consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series may be adopted at a meeting, or an adjourned meeting duly reconvened, at which a quorum is present only by the affirmative vote of the holders of not less than the specified percentage in principal amount of the outstanding debt securities of that series.

   Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the relevant indenture will be binding on all holders of debt securities of that series and the related coupons. The quorum required for any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at that meeting with respect to a consent, waiver, request, demand, notice, authorization, direction or other action which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding debt securities of the series will constitute a quorum.

Notices

   Except as otherwise provided in the indenture, notices to holders of bearer debt securities will be given by publication at least twice in a daily newspaper of general circulation in The City of New York and in any other city or cities as may be specified in those debt securities. Notices to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Title

   Title to any bearer debt securities (including bearer debt securities in temporary global form and in permanent global form) and any related coupons will pass by delivery. CSX, the trustee and any agent of CSX or the trustee may treat the bearer of any bearer debt security and the bearer of any coupon and the registered owner of any registered debt security as the absolute owner (whether or not that debt security or coupon is overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

   Any mutilated debt security or a debt security with a mutilated coupon will be replaced by CSX at the expense of the holder upon surrender of that debt security to the relevant trustee. Debt securities or coupons that become destroyed, lost or stolen will be replaced by CSX at the expense of the holder upon delivery to the relevant trustee of evidence of the destruction, loss or theft satisfactory to CSX and the relevant trustee; in the case of any coupon which becomes destroyed, lost or stolen, that coupon will be replaced by issuance of a new debt security in exchange for the debt security to which the coupon appertains. In the case of a destroyed, lost or stolen debt security or coupon, an indemnity satisfactory to the trustee and CSX may be required at the expense of the holder of that debt security or coupon before a replacement debt security will be issued.

Discharge, Defeasance and Covenant Defeasance

   Upon the direction of CSX, either indenture will generally cease to be of further effect with respect to any series of debt securities issued under that indenture specified by CSX (subject to the survival of certain provisions of that indenture) when

   . CSX has delivered to the relevant trustee for cancellation all debt securities issued under that indenture or

   . all debt securities issued under that indenture not previously delivered to the relevant trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and CSX has deposited with the relevant trustee as trust funds the entire amount sufficient to pay and discharge at stated maturity or upon redemption the entire indebtedness on all debt securities issued under that indenture

(and if, in either case, CSX has paid or caused to be paid all other sums payable under the relevant indenture with respect to the debt securities of that series by CSX and CSX has delivered an officer's certificate and an opinion of counsel each stating that the requisite conditions have been complied with).

   In addition, unless otherwise provided in an applicable prospectus supplement, CSX may elect with respect to any series of debt securities either

(1) to defease and be discharged from any and all obligations with respect to those debt securities (except as otherwise provided in the relevant indenture) ("defeasance") or

(2) to be released from our obligations with respect to those debt securities described above under "--Certain Covenants and Agreements of CSX--Covenant in the Senior Indenture--Limitation on Liens on Stock of Our Principal Subsidiaries" (which covenant appears only in the senior indenture) and certain other restrictive covenants in the relevant indenture and, if indicated in the applicable prospectus supplement, our obligations with respect to any other covenant applicable to the debt securities of that series ("covenant defeasance").

   If we exercise our defeasance option with respect to any series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If we exercise our

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

covenant defeasance option with respect to any series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the covenants noted under clause (2) of the immediately preceding paragraph. We may exercise our defeasance option with respect to those debt securities even though we may have previously exercised our covenant defeasance option.

   If CSX effects covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenant described above under "--Certain Covenants and Agreements of CSX--Covenant in the Senior Indenture--Limitation on Liens on Stock of Our Principal Subsidiaries" (which covenant appears only in the senior indenture and which would no longer be applicable to those debt securities after the covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount of monies and/or government obligations deposited with the applicable trustee to effect the covenant defeasance may not be sufficient to pay amounts due on those debt securities at the time of any acceleration resulting from the event of default. However, we would remain liable to make payment of those amounts due at the time of acceleration.

   We may exercise our defeasance option or our covenant defeasance option with respect to any series of debt securities, only if

   (1) CSX irrevocably deposits in trust with the trustee cash and/or U.S. government obligations for the payment of principal, premium, if any, and interest with respect to those debt securities to maturity or redemption, as the case may be, and we deliver to the relevant trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at the times and in the amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all those debt securities to maturity or redemption, as the case may be,

   (2) no event of default with respect to the debt securities of that series has occurred and is continuing

      .   on the date of the deposit or

      . with respect to certain bankruptcy defaults, at any time during the period ending on the 123rd day after the date of the deposit,

   (3) the defeasance or covenant defeasance does not result in the trust arising from that deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended,

   (4) the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the relevant indenture or any other agreement or instrument to which we are a party or by which we are bound,

   (5) CSX delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and

   (6) CSX delivers to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities as contemplated by the indenture have been complied with.


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

   The opinion of counsel, with respect to defeasance, referred to in clause
(5) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the relevant indenture.

   The trustee must hold in trust cash or U.S. government obligations deposited with it as described above and must apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities.

   The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Governing Law

   The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustees

   The Trust Indenture Act of 1939 contains limitations on the rights of a trustee, should it become a creditor of CSX, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with CSX and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

   CSX and certain of our subsidiaries may from time to time maintain lines of credit, and have other customary banking and commercial relationships, with The Chase Manhattan Bank, the senior trustee and the subordinated trustee. The Chase Manhattan Bank acts as trustee under the senior indenture and another indenture pursuant to which we issued our Series A Medium-Term Notes, Series B Medium-Term Notes, Series C Medium Term Notes, 7.00% Notes due 2002, 7.05% Debentures due 2002, 7.25% Debentures due 2004, 9.00% Debentures due 2006, 7.45% Debentures due 2007, 6.25% Notes due 2008, 6.75% Notes due 2011, 7.90%
Debentures due 2017, 8.625% Debentures due 2022, 8.10% Debentures due 2022, 7.95% Debentures due 2027, 6.95% Debentures due 2027, 7.25% Debentures due 2027 and 8.30% Debentures due 2032.

               ADDITIONAL TERMS OF SUBORDINATED DEBT SECURITIES

Additional Covenants Applicable to Subordinated Debt Securities

   Under the subordinated indenture, or under one or more supplemental indentures to the subordinated indenture, we will:

   . maintain 100% ownership of the common securities of any trust to which subordinated debt securities have been issued while those subordinated debt securities remain outstanding; and

   . pay to any trust to which subordinated debt securities have been issued any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority on that trust, so that the net amounts received and retained by that trust (after paying any taxes, duties, assessments or other governmental charges) will be not less than that trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

Option to Extend Interest Payment Period

   If so indicated in the prospectus supplement, we can defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement. Other details regarding the extension period will also be specified in the applicable prospectus supplement. No extension period may extend beyond the maturity of the applicable subordinated debt securities. At the end of the extension period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the rate for the applicable subordinated debt securities, to the extent permitted by applicable law.

   During any extension period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. Also, we will not make any payments, redeem or repurchase any debt securities of equal or junior rank to the subordinated debt securities or make any guarantee payments on any such debt securities. We may, however, make the following types of distributions:

   .   dividends paid in common stock;

   . dividends in connection with the implementation of a shareholder rights plan;

   . payments to a trust holding securities of the same series under a guarantee; or

   . repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

Subordination

   The payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent and in the manner set forth in the subordinated indenture, in right of payment to the prior payment in full of all senior indebtedness which may at any time and from time to time be outstanding. Unless otherwise provided in the applicable prospectus supplement with respect to an issue of subordinated debt securities, in the event of any distribution of our assets upon any dissolution, winding up, liquidation, reorganization or other similar proceedings of CSX,

   . all senior indebtedness shall first be paid in full, or that payment shall be provided for, before any payment on account of the principal of, or premium, if any, or interest, if any, on the subordinated debt securities is made, and

   . if any payment or distribution of our assets is received by the subordinated trustee or the holders of any of the subordinated debt securities before all senior indebtedness is paid in full,

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

       that payment or distribution will be paid over to the holders of senior indebtedness or on their behalf for application to the payment of all senior indebtedness remaining unpaid until all senior indebtedness has been paid in full or that payment provided for, after giving effect to any concurrent payment or distribution to the holders of senior indebtedness.

   Subject to the payment in full of all senior indebtedness upon any distribution of our assets, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

   By reason of subordination of the subordinated debt securities, if there is any distribution of our assets upon dissolution, winding up, liquidation, reorganization or other similar proceedings of CSX,

   . holders of senior indebtedness will be entitled to be paid in full before payments may be made on the subordinated debt securities and the holders of subordinated debt securities will be required to pay over their share of that distribution to the holders of senior indebtedness until all senior indebtedness is paid in full, and

   . creditors of CSX who are neither holders of subordinated debt securities nor holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of the subordinated debt securities.

Furthermore, subordination may result in a reduction or elimination of payments to the holders of subordinated debt securities. The subordinated indenture provides that the subordination provisions in the subordinated indenture will not apply to any money and securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of the subordinated indenture (see "--Discharge, Defeasance and Covenant Defeasance" above).

   The subordinated indenture also provides that no payment on account of the principal of, or premium, if any, sinking funds, if any, or interest, if any, on the subordinated debt securities will be made unless full payment of amounts then due for the principal of, premium, if any, sinking funds, if any, and interest, if any, on senior indebtedness has been made or duly provided for.

   Senior indebtedness means, with respect to any series of subordinated debt securities, the principal, premium, interest and any other payment in respect of any of the following:

   (1) any liability of CSX

      . for borrowed money or under any reimbursement obligation relating to a letter of credit, or

      .   evidenced by a bond, note, debenture or similar instrument, or

      . for obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, or

      . for the payment of money relating to a capitalized lease obligation, or

      .   for the payment of money under any swap agreement;

   (2) any liability of others described in the preceding clause (1) that CSX has guaranteed or that is otherwise our legal liability; and

   (3) any deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) and (2) above,

unless, in the instrument creating or evidencing any liability referred to in clause (1) or (2) above or any deferral, renewal, extension or refunding referred to in clause (3) above or pursuant to which the same is outstanding, it is expressly provided that the liability, deferral, renewal, extension or refunding is subordinate in right of payment to all other indebtedness of CSX or is not senior or prior in right of payment to the subordinated debt securities or ranks pari passu with or subordinate to the subordinated debt securities in right of payment; and provided that the subordinated debt securities shall not constitute senior indebtedness. Swap agreements are defined as any financial agreement designed to manage our exposure to fluctuations in interest rates, currency exchange rates or commodity prices, including without limitation swap agreements, option agreements, cap agreements, floor agreements, collar agreements and forward purchase agreements.

   Senior indebtedness will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of the amendment, modification or waiver of any term of the senior indebtedness. We may not amend the subordinated indenture to change the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness that the amendment would adversely affect.

   If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in this prospectus will set forth the approximate amount of senior indebtedness outstanding as of a recent date. The subordinated indenture does not limit the amount of senior indebtedness that we may issue.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

   The following is a summary of the principal terms of the trust preferred securities. The form of amended trust agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, or is incorporated by reference. The terms of the trust preferred securities will include those stated in the amended trust agreement and those made part of the amended trust agreement by the Trust Indenture Act.

General

   The Trust will exist until terminated as provided in its amended trust agreement. Except under certain circumstances, CSX will be entitled to appoint, remove, or replace trustees, who will conduct the business and affairs of the Trust. The trustees of the Trust will consist of:

   .   two employees, officers or affiliates of CSX as administrative trustees;

   . a financial institution unaffiliated with CSX that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, under the terms set forth in a prospectus supplement; and

   . one trustee with its principal place of business or who resides in the State of Delaware and who will act under the terms set forth in a prospectus supplement.

   The amended trust agreement will authorize the administrative trustees to issue, on behalf of the Trust, two classes of trust securities, trust preferred securities and trust common securities, each of which will have the terms described in this prospectus and in the applicable prospectus supplement. CSX will own all of the trust common securities. The trust common securities will rank equally in right of payment, and payments will be made on the trust common securities, proportionately with the trust preferred securities. However, if an event of default occurs and is continuing under the amended trust agreement, the rights of the holders of the trust common securities to payment of distributions and payments upon liquidation, redemption and otherwise, will be subordinated to the rights of the holders of the trust preferred securities. CSX will acquire, directly or indirectly, trust common securities in a total liquidation amount of approximately 3% of the total capital of the Trust.

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

   The proceeds from the sale of the trust preferred securities will be used by the Trust to purchase our subordinated debt securities. These subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the trust securities. CSX will guarantee the payments of distributions and payments on redemption or liquidation with respect to the trust preferred securities, but only to the extent the Trust has funds available to make those payments and has not made the payments. See "Description of the Guarantee."

   The assets of the Trust available for distribution to the holders of trust preferred securities will be limited to payments from us under the subordinated debt securities held by the Trust. If we fail to make a payment on the subordinated debt securities, the Trust will not have sufficient funds to make related payments, including distributions, on its trust preferred securities.

   The guarantee, when taken together with our obligations under the subordinated debt securities, the subordinated indenture and the amended trust agreement, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by the Trust.

   The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions that will be described in the amended trust agreement or made part of the amended trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the trust preferred securities will mirror the terms of the subordinated debt securities held by the Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the trust preferred securities will correspond to the interest rate and interest payment dates and other payment dates on the subordinated debt securities. Holders of trust preferred securities have no preemptive or similar rights.

Provisions of a Particular Series

   The Trust may issue only one series of trust preferred securities. The applicable prospectus supplement will set forth the principal terms of the trust preferred securities that will be offered, including:

   .   the name of the trust preferred securities;

   .   the liquidation amount and number of trust preferred securities issued;

   . the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

   .   the date from which distributions will be cumulative;

   . the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the trust preferred securities will be purchased or redeemed, in whole or in part;

   . the terms and conditions, if any, upon which the subordinated debt securities and the related guarantee may be distributed to holders of those trust preferred securities;

   . any securities exchange on which the trust preferred securities will be listed;

   . whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for those global certificates and the specific terms of the depositary arrangements; and

   . any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

   The interest rate and interest and other payment dates of each series of subordinated debt securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the trust preferred securities of that trust.

Extensions

   CSX has the right under the subordinated indenture to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time on the subordinated debt securities. The administrative trustees will give the holders of the trust preferred securities notice of any extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period. See "Additional Terms of Subordinated Debt Securities--Option To Extend Interest Payment Period."

Distributions

   Distributions on the trust preferred securities will be made on the dates payable to the extent that the Trust has funds available for the payment of distributions in the property account held by the property trustee. The Trust's funds available for distribution to the holders of the trust securities will be limited to payments received from us on the subordinated debt securities. CSX has guaranteed the payment of distributions out of monies held by the Trust to the extent set forth under "Description of the Guarantee."

   Distributions on the trust preferred securities will be payable to the holders named on the securities register of the Trust at the close of business on the record dates, which, as long as the trust preferred securities remain in book-entry only form, will be one business day prior to the relevant payment dates. Distributions will be paid through the property trustee who will hold amounts received in respect of the subordinated debt securities in the property account for the benefit of the holders of the trust securities. In the event that the trust preferred securities do not continue to remain in book- entry only form, the relevant record dates will conform to the rules of any securities exchange on which the trust preferred securities are listed and, if none, the administrative trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the trust preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the record date.

Mandatory Redemption of Trust Preferred Securities

   The trust preferred securities have no stated maturity date, but will be redeemed upon the maturity of the subordinated debt securities or to the extent the subordinated debt securities are redeemed prior to maturity. The subordinated debt securities will mature on the date specified in the applicable prospectus supplement and may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event as described under "Special Event Redemption."

   Upon the maturity of the subordinated debt securities, the proceeds of their repayment will simultaneously be applied to redeem all the outstanding trust securities at the applicable redemption price. Upon the redemption of the subordinated debt securities, either at our option or as a result of a Tax Event or an Investment Company Event, the proceeds from the redemption will simultaneously be applied to redeem trust securities having a total liquidation amount equal to the total principal amount of the subordinated debt securities so redeemed at the redemption price; provided, that holders of trust securities will be given not less than 20 nor more than 60 days' notice of the redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

Special Event Redemption

   Both a Tax Event and an Investment Company Event constitute Special Events for purposes of the redemption provisions described in the preceding paragraph.

   A Tax Event means that the administrative trustees have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in:

   . the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or

   . any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations,

which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the trust preferred securities are issued and sold, there is more than an insubstantial risk that:

   . the Trust is or within 90 days would be subject to U.S. federal income tax with respect to income accrued or received on the subordinated debt securities,

   . interest payable to the Trust on the subordinated debt securities is not or within 90 days would not be deductible, in whole or in part, by CSX for U.S. federal income tax purposes, or

   . the Trust is or within 90 days would be subject to a material amount of other taxes, duties or other governmental charges.

   An Investment Company Event means that the administrative trustees have received an opinion of a nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act or regulations thereunder on or after the date the trust preferred securities are issued and sold, there is more than an insubstantial risk that the Trust is or will be considered an investment company and be required to be registered under the Investment Company Act.

Redemption Procedures

   The Trust may not redeem fewer than all the outstanding trust securities unless all accrued and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or before the date of redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

   If the Trust gives a notice of redemption in respect of the trust securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, and if CSX has paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the subordinated debt securities, the property trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities, and the paying agent will pay the applicable redemption price to the holders of the trust common securities by check. If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, distributions will cease to accrue and all rights of holders of trust preferred securities called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price but without interest on the redemption price. In the event that any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of trust preferred securities is improperly withheld or refused and not paid either by the Trust or by CSX under the guarantee, distributions on the trust preferred securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

   Subject to the foregoing and applicable law, including, without limitation, U.S. federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Conversion or Exchange Rights

   The terms on which the trust preferred securities are convertible into or exchangeable for common stock or our other securities will be contained in the applicable prospectus supplement. Those terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions under which the number of shares of common stock or our other securities to be received by the holders of trust preferred securities would be subject to adjustment.

Distribution of the Subordinated Debt Securities

   CSX will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause subordinated debt securities to be distributed to the holders of the trust preferred securities in a total stated principal amount equal to the total stated liquidation amount of the trust preferred securities then outstanding. Prior to any such dissolution, we will obtain any required regulatory approvals. The right to dissolve the Trust and distribute the subordinated debt securities will be conditioned on our receipt of an opinion rendered by an independent tax counsel that the distribution would not result in the recognition of gain or loss for federal income tax purposes by the holders.

Liquidation Distribution upon Dissolution

   The amended trust agreement will state that the Trust will be dissolved:

   .   upon our bankruptcy;

   . upon the filing of a certificate of dissolution or its equivalent with respect to CSX;

   . upon the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of at least a majority in liquidation amount of the trust preferred securities, voting together as a single class;

   . 90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

   . upon the distribution of the related subordinated debt securities directly to the holders of the trust securities;

   .   upon the redemption of all of the trust securities; or

   .   upon entry of a court order for the dissolution of CSX or the Trust.

   In the event of a dissolution, after the Trust pays all amounts owed to creditors, the holders of the trust preferred securities will be entitled to receive:

   . cash equal to the total liquidation amount of each trust preferred security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment, or

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

   . subordinated debt securities in a total principal amount equal to the total liquidation amount of the trust preferred securities.

   If the Trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the Trust on its trust securities will be paid proportionately. However, if an event of default under the related amended trust agreement occurs, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities. Under certain circumstances involving the dissolution of the Trust, subject to obtaining any required regulatory approval, subordinated debt securities will be distributed to the holders of the trust securities in liquidation of the Trust.

Trust Enforcement Events

   An event of default under the subordinated indenture relating to the subordinated debt securities will be an event of default under the amended trust agreement (a "Trust Enforcement Event"). See "Description of Debt Securities--Events of Default."

   In addition, the voluntary or involuntary dissolution, winding up or termination of the Trust is also a Trust Enforcement Event, except in connection with:

   . the distribution of the subordinated debt securities to holders of the trust securities of the Trust,

   .   the redemption of all of the trust securities of the Trust, and

   . mergers, consolidations or amalgamations permitted by the amended trust agreement of the Trust.

   Under the amended trust agreement, the holder of the trust common securities will be deemed to have waived any Trust Enforcement Event with respect to the trust common securities until all Trust Enforcement Events with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events with respect to the trust preferred securities have been so cured, waived, or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the amended trust agreement and the subordinated indenture. In the event that any Trust Enforcement Event with respect to the trust preferred securities is waived by the holders of the trust preferred securities as provided in the amended trust agreement, under the amended trust agreement the holders of trust common securities have agreed that the waiver also constitutes a waiver of the Trust Enforcement Event with respect to the trust common securities for all purposes under the amended trust agreement without any further act, vote or consent of the holders of trust common securities.

   CSX and the administrative trustees must file annually with the property trustee a certificate evidencing compliance with all the applicable conditions and covenants under the amended trust agreement.

   Upon the occurrence of a Trust Enforcement Event the property trustee, as the sole holder of the subordinated debt securities, will have the right under the subordinated indenture to declare the principal of, interest and premium, if any, on the subordinated debt securities to be immediately due and payable.

   If a property trustee fails to enforce its rights under the amended trust agreement or the subordinated indenture to the fullest extent permitted by law and subject to the terms of the amended trust agreement and the subordinated indenture, any holder of trust preferred securities may sue us, or seek other remedies, to enforce the property trustee's rights under the amended trust agreement or the subordinated indenture without first instituting a legal proceeding against the property trustee or any

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

other person. If a Trust Enforcement Event occurs and is continuing as a result of our failure to pay principal of or interest or premium, if any, on the subordinated debt securities when payable, then a holder of the trust preferred securities may directly sue us or seek other remedies, to collect its proportionate share of payments owed. See "Relationship Among the Trust Preferred Securities, the Guarantee and the Subordinated Debt Securities Held by the Trust."

Removal and Replacement of Trustees

   Only the holders of trust common securities have the right to remove or replace the trustees of the Trust, except that while an event of default in respect of the subordinated debt securities has occurred or is continuing, the holders of a majority of the trust preferred securities will have this right. The resignation or removal of any trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the amended trust agreement.

Mergers, Consolidations or Amalgamations of the Trust

   The Trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body (each, a "Merger Event"), except as described below. The Trust may, with the consent of a majority of its administrative trustees and without the consent of the holders of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

   .   the successor entity either

      . assumes all of the obligations of the Trust relating to its trust securities, or

      . substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption and otherwise;

   . CSX acknowledges a trustee of the successor entity, who has the same powers and duties as the property trustee of the Trust, as the holder of the subordinated debt securities;

   . the trust preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same securities exchange or other organization that the trust preferred securities are then listed;

   . the Merger Event does not cause the trust preferred securities or successor securities to be downgraded by any nationally recognized rating agency;

   . the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust securities or successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity;

   .   the successor entity has a purpose identical to that of the Trust;

   . prior to the Merger Event, CSX has received an opinion of counsel from a nationally recognized law firm stating that

      . the Merger Event does not adversely affect the rights of the holders of the trust preferred securities or any successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity, and

      . following the Merger Event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

   . CSX guarantees the obligations of the successor entity under the successor securities in the same manner as in the guarantee.

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

   In addition, unless all of the holders of the trust preferred securities and trust common securities approve otherwise, the Trust will not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if, in the opinion of a nationally recognized tax counsel experienced in such matters, the transaction would cause the Trust or the successor entity to be classified other than as a grantor trust for U.S. federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

   The holders of trust preferred securities have no voting rights except as discussed under "Mergers, Consolidations or Amalgamations of the Trust" and "Description of the Guarantee--Amendments", and as otherwise required by law and the amended trust agreement.

   The amended trust agreement may be amended if approved by a majority of the administrative trustees of the Trust. However, if any proposed amendment provides for, or the administrative trustees otherwise propose to effect,

   . any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the amended trust agreement or otherwise, or

   . the dissolution, winding up or termination of the Trust other than under the terms of its amended trust agreement,

then the holders of the trust preferred securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the trust preferred securities affected by the amendment or proposal.

   No amendment may be made to an amended trust agreement if that amendment would:

   . cause the Trust to be characterized as other than a grantor trust for U.S. federal income tax purposes;

   .   reduce or otherwise adversely affect the powers of the property trustee;
       or

   . cause the Trust to be deemed to be an investment company which is required to be registered under the Investment Company Act.

   The holders of a majority of the total liquidation amount of the trust preferred securities have the right to:

   . direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

   . direct the exercise of any power conferred upon the property trustee under the amended trust agreement, including the right to direct the property trustee, as the holder of the subordinated debt securities, to:

      . exercise the remedies available under the subordinated indenture with respect to the subordinated debt securities,

      . waive any event of default under the subordinated indenture that is waivable, or

      . cancel an acceleration of the principal of the subordinated debt securities.

   In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that, as a result of that action, the Trust will continue to be classified as a grantor trust for U.S. federal income tax purposes.

   As described in the form of amended trust agreement, holders of trust preferred securities may vote on a change at a meeting or by written consent.

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

   If a vote by the holders of trust preferred securities is taken or a consent is obtained, any trust preferred securities owned by CSX or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

   . we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities; and

   . any trust preferred securities owned by CSX or any of our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Information Concerning the Property Trustee

   The Chase Manhattan Bank will be the property trustee. The Chase Manhattan Bank will also be the guarantee trustee, the subordinated indenture trustee and the senior indenture trustee. CSX and certain of our affiliates may from time to time maintain deposit accounts and other banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of CSX are outstanding. See "Description of Debt Securities--Concerning the Trustees."

   For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the amended trust agreement and, upon a Trust Enforcement Event, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the applicable amended trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

Information Concerning the Delaware Trustee

   Chase Manhattan Bank USA, National Association, will serve as trustee of the Trust in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. It is an affiliate of The Chase Manhattan Bank which will serve as property trustee and in the other capacities described above under "Information Concerning the Property Trustee."

Information Concerning the Administrative Trustees

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in a way that:

   . will not cause it to be deemed to be an investment company required to be registered under the Investment Company Act;

   . will cause it to be classified as a grantor trust for U.S. federal income tax purposes; and

   . will cause the subordinated debt securities it holds to be treated as indebtedness of CSX for U.S. federal income tax purposes.

   CSX and the administrative trustees are authorized to take any action, so long as it is not inconsistent with applicable law or the certificate of trust or amended trust agreement, that we and the administrative trustees determine to be necessary or desirable for those purposes.

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

                         DESCRIPTION OF THE GUARANTEE

   CSX will execute the guarantee from time to time for the benefit of the holders of the trust preferred securities.

   The Chase Manhattan Bank will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities.

   The following description of the guarantee is only a summary. The form of guarantee is an exhibit to the registration statement.

General

   CSX will irrevocably and unconditionally agree under the guarantee to pay the guarantee payments that are defined below, to the extent specified in the guarantee, to the holders of the trust preferred securities, to the extent that the guarantee payments are not paid by or on behalf of the Trust. We are required to pay the guarantee payments to the extent specified in the guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person.

   The following payments and distributions on the trust preferred securities of the Trust are guarantee payments:

   . any accrued and unpaid distributions required to be paid on the trust preferred securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

   . the redemption price for any trust preferred securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

   . upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of subordinated debt securities to the holders of trust securities of the Trust or the redemption of all the trust preferred securities of the Trust, the lesser of:

      . the sum of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

      . the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities of the Trust in liquidation of the Trust.

   We may satisfy our obligation to make a guarantee payment by making that payment directly to the holders of the related trust preferred securities or by causing the Trust to make the payment to those holders.

   The guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the guarantee payments with respect to the trust preferred securities from the time of issuance of the trust preferred securities, except that the guarantee will only apply to the payment of distributions and other payments on the trust preferred securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

   If CSX does not make the required payments on the subordinated debt securities that the property trustee holds under the Trust, the Trust will not make the related payments on the trust preferred securities.

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

Subordination

   Our obligations under the guarantee will be unsecured obligations. Those obligations will rank:

   . subordinate and junior in right of payment to certain other liabilities of CSX, as described in the prospectus supplement;

   . equal in priority with subordinated debt securities and similar guarantees that CSX may issue or enter into in respect of the Trust or any similar financing vehicle sponsored by CSX; and

   .   senior to our preferred and common stock.

   CSX has no subordinated debt securities outstanding that will rank equal in priority with the guarantee. CSX has common stock outstanding that will rank junior to the guarantee.

   The guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

   The terms of the trust preferred securities will provide that each holder of the trust preferred securities, by accepting those trust preferred securities, agrees to the subordination provisions and other terms of the guarantee.

Amendments

   CSX may amend the guarantee without the consent of any holder of the trust preferred securities to which the guarantee relates if the amendment does not materially and adversely affect the rights of those holders. We may otherwise amend the guarantee with the approval of the holders of at least 50% of the outstanding trust preferred securities to which the guarantee relates.

Termination

   The guarantee will terminate and be of no further effect when:

   . the redemption price of the trust preferred securities to which the guarantee relates is fully paid;

   . CSX distributes the related subordinated debt securities to the holders of those trust preferred securities; or

   .   the amounts payable upon liquidation of the related Trust are fully paid.

   The guarantee will remain in effect or will be reinstated if at any time any holder of the related trust preferred securities must restore payment of any sums paid to that holder with respect to those trust preferred securities or under the guarantee.

Material Covenants

   CSX will covenant that, so long as any trust preferred securities remain outstanding, if there is an event of default under the guarantee or under the subordinated indenture for the related subordinated debt securities or during an extension of the interest payment period for the related subordinated debt securities:

   . we will not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of CSX's capital stock; and

   . we will not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any CSX debt securities that rank equally with or junior to the subordinated debt securities issued to the Trust or make any guarantee payments with respect to any guarantee by CSX of the debt securities of any subsidiary of CSX if such guarantee ranks equally with or junior to the subordinated debt securities issued to the Trust.

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

   We may, however, make the following types of distributions:

   .   dividends or distributions paid in common stock;

   . dividends in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights pursuant to such a plan;

   . payments to a trust holding securities of the same series under a guarantee; and

   . purchases of common stock related to the issuance of common stock or rights under any of the CSX's benefit plans.

   Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the guarantee is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The Trust, as holder of the guarantee and the subordinated debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred shareholders.

Events of Default

   An event of default will occur under the guarantee if we fail to perform any of our payment obligations under the guarantee. The holders of a majority of the trust preferred securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the trust preferred securities of that series. The guarantee trustee is entitled to enforce the guarantee for the benefit of the holders of the trust preferred securities of a series if an event of default occurs under the related guarantee. The holders of a majority of the trust preferred securities to which the guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power that the guarantee trustee holds under the guarantee. Any holder of the related trust preferred securities may institute a legal proceeding directly against us to enforce that holder's rights under the guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

Concerning the Guarantee Trustee

   The Chase Manhattan Bank will be the guarantee trustee. It will also serve as the property trustee, the subordinated indenture trustee and the senior indenture trustee. We and certain of our affiliates may from time to time maintain deposit accounts and other banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under another indenture pursuant to which securities of CSX are outstanding. See "Description of Debt Securities--Concerning the Trustees." The guarantee trustee will perform only those duties that are specifically set forth in each guarantee unless an event of default under the guarantee occurs and is continuing. In case an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of its powers under any guarantee at the request of any holder of the related trust preferred securities unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result.

Agreement as to Expenses and Liabilities

   CSX will enter into an agreement as to expenses and liabilities as required under the trust agreement. The agreement as to expenses and liabilities will provide that we will, with certain

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

exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Trust to each person or entity to whom the Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the trust common securities or other similar interests in the Trust the amounts due to the holders under the terms of the trust common securities or the similar interests.

   RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEE AND THE
                SUBORDINATED DEBT SECURITIES HELD BY THE TRUST

   CSX will guarantee payments of distributions and redemption and liquidation payments due on the trust preferred securities, to the extent the Trust has funds available for the payments, as described under "Description of the Guarantee." No single document executed by us in connection with the issuance of the trust preferred securities will provide for our full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of our obligations under the guarantee, the amended trust agreement and the subordinated indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the trust preferred securities.

   As long as we make payments of interest and other payments when due on the subordinated debt securities held by the Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by the Trust, primarily because:

   . the total principal amount of the subordinated debt securities will be equal to the sum of the total liquidation amount of the trust securities;

   . the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

   . we will pay for any and all costs, expenses and liabilities of the Trust except its obligations under its trust preferred securities; and

   . the amended trust agreement will provide that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

   If, and to the extent that, we do not make payments on the subordinated debt securities, the Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of trust preferred securities under the amended trust agreement to the extent we make a payment to you in any such legal action.

                             ACCOUNTING TREATMENT

   The Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of the Trust. The trust preferred securities, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the trust preferred securities, the guarantee and the subordinated debt securities will be included in the notes to the consolidated financial statements. We will record distributions that the Trust pays on the trust preferred securities as an expense in our consolidated statement of income.

                         DESCRIPTION OF CAPITAL STOCK

   As of the date of this prospectus, the authorized capital stock of CSX is
(i) 300,000,000 shares of common stock, par value $1.00 per share, and (ii) 25,000,000 shares of preferred stock, without par value, issuable in series, of which 3,000,000 shares of Series B Preferred Stock were reserved for issuance under the Shareholders Rights Plan. As of March 30, 2001, 211,563,113 shares of common stock were issued and outstanding, and no shares of preferred stock were outstanding.

   The following summary of certain provisions of common stock, preferred stock, Series B Preferred Stock, the Amended and Restated Articles of Incorporation and the By-laws of CSX do not purport to be complete and are qualified in their entirety by reference to the Amended and Restated Articles of Incorporation and the By-laws, copies of which have been incorporated by reference or filed as exhibits to the registration statement.

Common Stock

   CSX may issue shares of common stock, either separately, or together with, or upon the conversion of or in exchange for, other securities. If we offer common stock, the specific terms of the offering, including the number of shares offered and the initial public offering price, will be described in the applicable prospectus supplement.

   CSX common stock is listed on the New York Stock Exchange under the symbol "CSX." All outstanding shares of common stock are fully-paid and non-assessable. Any additional shares of common stock we issue will also be fully-paid and non-assessable. Holders of common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided by the express provisions of any series of preferred stock, the holders of those shares exclusively possess all voting power of CSX. If and when issued and except as otherwise provided by law, the holders of Series B Preferred Stock will be entitled to 100 votes per share (subject to adjustment in accordance with the Amended and Restated Articles of Incorporation) on all matters submitted to a vote of CSX shareholders, and the holders of Series B Preferred Stock and the holders of common stock and any other class of stock of CSX then having general voting rights will vote together as one class. See "--Preferred Stock" and "--Series B Preferred Stock Reserved for Issuance" below. There is no cumulative voting in the election of directors, and no holder of common stock is entitled as such, as a matter of right, to subscribe for or purchase any shares of common stock or preferred stock. Subject to the preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably dividends as may be declared from time to time by our Board of Directors from funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of CSX, holders of common stock are entitled to share ratably in all assets remaining after payment or provision for liabilities and amounts owing in respect of any outstanding preferred stock.

   The transfer agent for CSX common stock is Harris Trust Company located in Chicago, Illinois.

Preferred Stock

   CSX may issue shares of our preferred stock, in one or more series, either separately, or together with, or upon the conversion of or in exchange for, other securities.

   The following description of preferred stock sets forth certain general terms and provisions of any series of preferred stock to which any prospectus supplement may relate. If we offer preferred stock, the terms of any particular series of preferred stock, including preferred stock to be represented by depositary shares, will be described in the applicable prospectus supplement, including (where applicable):

   .   the title of the series;

   .   the number of shares offered,

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

   .   the initial public offering price;

   . the dividend rate or method of calculation of the dividend rate and the dividend payment dates or periods;

   . the date from which dividends will accrue and whether dividends will be cumulative;

   . any right to vote with holders of shares of any other series or class and any right to vote as a class;

   . the provisions for redemption or repurchase, if applicable, including any sinking fund provisions for the redemption or repurchase of shares;

   . the amount payable with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of CSX;

   .   any listing on any securities exchange;

   .   the procedures for any auction or remarketing, if any;

   . the terms and conditions, if any, upon which the preferred stock will be convertible into or exchangeable for other securities;

   .   whether interests will be represented by depositary shares; and

   .   any other specific terms of the offered preferred stock.

   The form of articles of amendment relating to a series of offered preferred stock will be filed as an exhibit to or incorporated by reference in the registration statement. The terms of the preferred stock offered under any prospectus supplement may differ from the general terms set forth in this prospectus.

   Preferred stock may be issued from time to time in one or more series. Subject to limitations prescribed by Virginia law and the Amended and Restated Articles of Incorporation, our Board of Directors, without further action by the shareholders, is authorized to designate and issue in series preferred stock and to fix as to any series:

   .   the number of shares constituting that series,

   . the rate of dividend, the time of payment and, if cumulative, the dates from which dividends will be cumulative, and the extent of participation rights, if any,

   . any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action,

   . the price at and the terms and conditions on which shares may be redeemed, including any sinking fund provisions for the redemption or purchase of shares,

   .   the amount payable in the event of a liquidation, and

   . whether shares will have the privilege of conversion, and if so, the terms and conditions on which shares may be converted.

   The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of CSX or remove present management and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of CSX. No holder of preferred stock will be entitled, as a matter of right, to subscribe for or purchase any shares of preferred stock or common stock.


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

   Preferred stock will, when issued, be fully-paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, any series of offered preferred stock will rank, with respect to dividends and the distribution of assets, senior to Series B Preferred Stock, if issued, and common stock, and on a parity with shares of any other outstanding series of preferred stock. Therefore, the Rights (described below) and any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock. In addition, under certain circumstance, preferred stock could also restrict dividend payments to our holders of common stock.

   The transfer agent and registrar for a series of preferred stock will be named in the applicable prospectus supplement.

Series B Preferred Stock Reserved for Issuance

   In connection with the issuance of the Rights (described under "--Shareholder Rights Plan" below), our Board of Directors designated 3,000,000 shares of preferred stock as Series B Preferred Stock. No shares of Series B Preferred Stock are outstanding as of the date of this prospectus, and shares of Series B Preferred Stock will be issued only in connection with the exercise of Rights.

   Subject to the rights of the holders of shares of any other series of preferred stock ranking prior and superior to Series B Preferred Stock with respect to dividends, and in preference to common stock or any other junior series of preferred stock or other stock, each share of Series B Preferred Stock is generally entitled to receive, when, as and if declared by our Board of Directors out of funds legally available for that purpose, cumulative quarterly cash dividends equal to the greater of $1.00 per share or, subject to certain adjustments, 100 times the aggregate per share amount of all cash dividends and non-cash dividends paid on each share of CSX's common stock in the preceding quarter. Whenever quarterly dividends or other distributions payable to the holders of Series B Preferred Stock are in arrears, whether or not those dividends or other distributions have been declared, CSX cannot

   . declare or pay dividends or distributions to holders of common stock or any shares of stock junior to Series B Preferred Stock or

   . purchase or otherwise acquire shares of Series B Preferred Stock or any shares of stock junior to or on parity with Series B Preferred Stock.

   Except as otherwise provided by law, holders of shares of Series B Preferred Stock are entitled to 100 votes for each share held, and the shares of Series B Preferred Stock and the shares of common stock of CSX will vote together as one class. In the event CSX declares or pays any dividend to holders of common stock payable in common stock, or affects the number of outstanding shares of common stock by reclassification or otherwise, the number of votes per share of Series B Preferred Stock will be adjusted to equalize the relative voting strength of the Series B Preferred Stock vis-a-vis the common stock to the relative voting strength immediately prior to that event.

   Upon any involuntary or voluntary liquidation, dissolution or winding up of CSX, subject to the rights of any other capital stock prior in rank with respect to liquidation, dissolution or winding up, the holders of Series B Preferred Stock will be entitled to be paid out of the assets of CSX legally available for that purpose the greater of $100 per share, plus accumulated and unpaid dividends, or an amount per share equal to 100 times the aggregate amount to be distributed per share to the holders of common stock (subject to certain adjustments). In that liquidation, dissolution or winding up, Series B Preferred Stock will be paid prior to any distributions to the holders of common stock or any other stock ranking junior to Series B Preferred Stock. Holders of stock ranking on a parity (either as to dividends or liquidation, dissolution or winding up) with Series B Preferred Stock, will share ratably in any distribution with holders of Series B Preferred Stock in proportion to the total amounts to which the holders of all those shares are entitled upon liquidation, dissolution or winding up of CSX.

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

   In the event that CSX enters into any consolidation, merger, combination or other transaction in which common stock is exchanged for or changed into other securities, cash or property, the holders of Series B Preferred Stock will be entitled to receive 100 times the per share consideration received in connection with that transaction by holders of common stock (subject to certain adjustments).

   Shares of Series B Preferred Stock which have been acquired by CSX in any manner whatsoever will not be reissued as Series B Preferred Stock, but will be retired and cancelled in the manner provided by Virginia law and will constitute authorized but unissued preferred stock undesignated as to series. Shares of Series B Preferred Stock are not redeemable.

Shareholder Rights Plan

   The following summary of certain provisions of CSX's Shareholder Rights Plan and the Rights Agreement, dated as of May 29, 1998 as amended by Amendment No. 1 dated as of June 27, 2000 (the "Rights Agreement"), between CSX and Harris Trust Company of New York does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, including the form of Rights certificate attached to the Rights Agreement, and the articles of amendment for Series B Preferred Stock, both of which are incorporated by reference as exhibits to the registration statement.

   The Rights Agreement contains provisions that could make it more difficult for a third party to gain control of CSX and that could have the effect of delaying or preventing a merger, tender offer or other takeover attempt of CSX. In May 1998, the Board of Directors of CSX declared a dividend of one preferred share purchase right (each, a "Right") for each share of common stock outstanding as of June 8, 1998. Each Right entitles its holder to purchase from CSX, until the earliest of June 8, 2008, or the redemption or exchange of the Rights, one one-hundredth ( 1/100th) of a share of Series B Preferred Stock at an exercise price of $180 per Right, subject to certain adjustments or, under certain circumstances, to obtain additional shares of common stock of CSX in exchange for each Right. The Rights will not be exercisable or transferable apart from common stock of CSX until the earlier of 10 days following the public announcement that a person or affiliated group has acquired or obtained the right to acquire 10% or more of the outstanding common stock of CSX; or 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the ownership by a person or group of 10% or more of the outstanding common stock of CSX. Our Board of Directors may redeem the Rights at a price of one cent per Right at any time prior to the acquisition by a person of 10% or more of the outstanding common stock of CSX.

Virginia Stock Corporation Act; Anti-takeover Effects

   The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, generally require approval of certain material transactions between a Virginia corporation and any beneficial holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by a majority of disinterested directors and by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

   For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with that Interested Shareholder without the approval of two-thirds of the voting shares other than those shares

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

beneficially owned by the Interested Shareholder, and the approval of a majority of the Disinterested Directors. "Disinterested Director" means, with respect to a particular Interested Shareholder, a member of our Board of Directors who was

   . a member on the date on which an Interested Shareholder became an Interested Shareholder, or

   . recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board.

After the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

   The principal exceptions to the special voting requirements apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of CSX's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire CSX's shares in the first step.

   None of the limitations and special voting requirements described above applies to an Interested Shareholder whose acquisition of shares making that person an Interested Shareholder was approved by a majority of CSX's Disinterested Directors.

   These provisions are designed to deter certain types of takeovers of Virginia corporations. The statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or by-laws providing that the Affiliated Transactions provisions shall not apply to the corporation. CSX has not "opted out" of the Affiliated Transactions provisions.

   Virginia law also generally provides that shares of a Virginia corporation acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights with respect to those shares unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request. The Board of Directors of a Virginia corporation can opt out of this provision at any time before four days after receipt of a control share acquisition notice.

                       DESCRIPTION OF DEPOSITARY SHARES

   CSX may offer depositary shares (either separately or together with other securities) representing fractional interests in shares of our preferred stock of any series. In connection with the issuance of any depositary shares, CSX will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following the issuance by CSX of the preferred stock related to the depositary shares, we will deposit the shares of preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption and liquidation rights).

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

   The form of deposit agreement, together with the form of related depositary receipt, that will be entered into with respect to a particular offering of depositary shares will be filed as an exhibit to or incorporated by reference in the registration statement.

   The applicable prospectus supplement will describe the terms of the depositary shares and the related deposit agreement for a particular issue of depositary shares, which terms may include the following if applicable to those depositary shares:

   . the terms of the series of preferred stock deposited by CSX under the related deposit agreement;

   . the number of depositary shares and the fraction of one share of preferred stock represented by one depositary share;

   .   whether the depositary shares will be listed on any securities exchange;

   . whether the depositary shares will be sold with any other securities and, if so, the amount and terms of those securities; and

   . any other specific terms of the depositary shares and the related deposit agreement.

                      DESCRIPTION OF SECURITIES WARRANTS

   CSX may issue, either separately or together with other securities, securities warrants for the purchase of debt securities, preferred stock or common stock. Each securities warrant will entitle the holder to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at the exercise price and in the manner specified in the prospectus supplement relating to those securities warrants. Securities warrants may be exercised at any time up to the date and time specified in the applicable prospectus supplement.

   Securities warrants will be issued under one or more warrant agreements to be entered into between CSX and a bank or trust company, as warrant agent. The material terms and provisions of the warrant agreement for a particular issue of securities warrants will be set forth in the applicable prospectus supplement. The form of securities warrant agreement, including the form of certificates representing the securities warrants, that will be entered into with respect to a particular offering of securities warrants will be filed as an exhibit to or incorporated by reference in the registration statement.

   The applicable prospectus supplement will describe the terms of the securities warrants for a particular issue of securities warrants, which terms may include the following if applicable to those securities warrants:

   .   the title and aggregate number of the securities warrants;

   . the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities purchasable upon exercise of the securities warrants; the price, or the manner of determining the price, at which the debt securities may be purchased upon exercise of the securities warrants;

   . the designation, number of shares and terms of the series of preferred stock purchasable upon exercise of the securities warrants; the price, or the manner of determining the price, at which the preferred stock may be purchased upon exercise of the securities warrants;

   . the number of shares of common stock that may be purchased upon exercise of each securities warrant; the price, or the manner of determining the price, at which the shares may be purchased upon the exercise of the securities warrants;

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

   . if other than cash, the property and manner in which the exercise price of the securities warrants may be paid; and any minimum number of securities warrants that may be exercisable at any one time;

   . the time or times at which, or period or periods during which, the securities warrants may be exercised and the expiration date of the securities warrants;

   .   the terms of any right of CSX to redeem the securities warrants;

   . the terms of any right of CSX to accelerate the exercise of the securities warrants upon the occurrence of certain events;

   . whether the securities warrants will be sold with any other securities, and the date, if any, on and after which the securities warrants and the other securities will be separately transferable;

   . whether the securities warrants will be issued in registered or bearer form;

   . a discussion of certain material Federal income tax, accounting and other special considerations, procedures and limitations relating to the securities warrants; and

   .   any other terms of the securities warrants.

                             PLAN OF DISTRIBUTION

   CSX may sell securities to one or more underwriters for public offering and sale by them or may sell securities to institutional investors directly or through agents who solicit or receive offers on our behalf or through dealers or through a combination of any these methods of sale. The prospectus supplement with respect to particular securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the public offering or purchase price and the proceeds to CSX from that sale, the expenses of the offering, any discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the securities exchanges, if any, on which the securities will be listed.

   Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may offer and sell securities in exchange for one or more of our outstanding issues of debt. We may, from time to time, authorize agents acting on a best or reasonable efforts basis as our agents to solicit or receive offers to purchase the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may be deemed to have received compensation from CSX in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements which may be entered into with CSX, to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

   If so indicated in the applicable prospectus supplement, CSX may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which those contracts may be made include commercial and savings banks, insurance companies, pension funds,

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

investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any institutional purchaser under those contracts will not be subject to any conditions except

   . the purchase by that institution of the securities covered by the contract will not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject, and

   . if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by delayed delivery contracts.

   Each series of offered securities other than common stock will be a new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by CSX for public offering and sale may make a market in such offered securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities.

   Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids to do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

   Certain of the underwriters, dealers or agents and their affiliates may engage in transactions with and perform services for CSX in the ordinary course of business.

                                LEGAL OPINIONS

   McGuireWoods LLP, Richmond, Virginia will issue an opinion concerning the validity of the offered securities for CSX. Robert L. Burrus, Jr., a partner of McGuireWoods LLP, is a director of CSX and owns 15,439 shares of common stock. Certain matters relating to the formation of the Trust and the issuance of the trust preferred securities under Delaware law and the trust agreements will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Trust and CSX. Any underwriter, dealer or agent will be advised about other issues relating to any offering by its own legal counsel.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited CSX's consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2000 and our consolidated financial statements for the year ended December 31, 1999 as restated in our Current Report on Form 8-K filed with the SEC on January 31, 2001, as set forth in their respective reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of Conrail Inc. as of December 31, 2000 and 1999 and for each of the two years in the period then ended, included in our Annual Report on Form 10-K for the year ended December 29, 2000, have been audited by Ernst & Young LLP and KPMG LLP, independent auditors, as set forth in their report, which is incorporated by reference in this prospectus

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

and elsewhere in the registration statement, and are included in reliance upon such report given on the authority of said firms as experts in accounting and auditing.

   The consolidated statements of income, of stockholders' equity and of cash flows of Conrail Inc. for the year ended December 31, 1998 incorporated in this prospectus by reference to the Annual Report on Form 10-K of CSX Corporation for the fiscal year ended December 29, 2000, which includes such financial statements of Conrail Inc. in Exhibit 99, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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

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                                 $400,000,000

                                     [LOGO]
                                CSX CORPORATION

                             6.30% Notes due 2012

                                   --------

                             PROSPECTUS SUPPLEMENT

                                 March 5, 2002

                                   --------

                             Salomon Smith Barney

                          Credit Suisse First Boston
                                   JPMorgan
                           Mizuho International plc
                                Scotia Capital

                        Banc One Capital Markets, Inc.
                           BNY Capital Markets, Inc.
                           PNC Capital Markets, Inc.
                      Tokyo-Mitsubishi International plc
                              Wachovia Securities

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